                                                                    EXHIBIT 12.1


                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                                          HISTORICAL                                       PRO FORMA
                               -----------------------------------------------------------------  ----------------------------
                                   Nine Months
                                     Ended                                          January 10,    Nine Months
                                  September 30,       Year Ended December 31,      1994 through       Ended        Year Ended
                               ------------------   ----------------------------   December 31,    September 30,  December 31,
                                 1998      1997       1997      1996      1995        1994            1998           1997
                               --------   -------   --------   -------   -------      ------        --------       --------
Earnings (1)                   $ 51,203   $20,649   $ 29,535   $15,740   $14,988      $7,702        $ 51,542       $111,720

 Fixed charges:
   Interest expense              56,756    33,359     51,385    24,802    13,322       1,576          90,080         96,400
   Capitalized interest           2,074       751      1,300       821       113          29           2,074          1,300
                               --------   -------   --------   -------   -------      ------        --------       --------

     Total fixed charges (A)     58,830    34,110     52,685    25,623    13,435       1,605          92,154         97,700
                               --------   -------   --------   -------   -------      ------        --------       --------

 Earnings before fixed
   charges (2)(B)              $107,959   $54,008   $ 80,920   $40,542   $28,310      $9,278        $141,622       $208,120
                               ========   =======   ========   =======   =======      ======        ========       ========

Ratio of earnings to fixed
  charges (B divided by A)      1.8:1.0   1.6:1.0    1.5:1.0   1.6:1.0   2.1:1.0     5.8:1.0         1.5:1.0        2.1:1.0
                               ========   =======   ========   =======   =======     =======         =======       ========


AIMCO PREDECESSORS

                                                                       HISTORICAL
                                                               ----------------------------
                                                                January 1,      Year ended
                                                               1994 through    December 31,
                                                               July 28, 1994      1993
                                                               ----------------------------
Historical:
   Income (loss) before extraordinary item and income taxes       $(1,463)       $  627
  Fixed charges:
    Interest expense                                                4,214         3,510
    Capitalized interest                                               --            --
                                                                  -------        ------

      Total fixed charges (A)                                       4,214         3,510
                                                                  -------        ------

  Earnings before fixed charges (1)(B)                            $ 2,751        $4,137
                                                                  =======        ======

Ratio of earnings to fixed charges (B divided by A)                 (3)         1.2:1.0
                                                                  =======       =======

----------------

(1) Earnings represents pretax income before Minority Interest in Operating Partnership and minority interest in other partnership. Equity in earnings of unconsolidated subsidiaries and partnerships is included in earnings only to the extent of dividends and distributions received.

(2)  Earnings before fixed charges excludes capitalized interest.

(3) Earnings for the period January 1, 1994 through July 28, 1994 were inadequate to cover fixed charges. The deficiency for the period was $1,463.